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Mercantile Bank Corporation
MBWM Capital Trust I
August 2, 1999



                                                                     EXHIBIT 8.1

                              DICKINSON WRIGHT PLLC
                         500 WOODWARD AVENUE, SUITE 4000
                             DETROIT, MICHIGAN 48226
                            TELEPHONE (313) 223-3500
                            FACSIMILE (313) 223-3598


                                 August 2, 1999

Mercantile Bank Corporation                       MBWM Capital Trust I
216 North Division                                216 North Division
Grand Rapids, Michigan 49503                      Grand Rapids, Michigan 49503


RE: OPINION OF COUNSEL RELATED TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE AND OWNERSHIP OF PREFERRED SECURITIES ISSUED BY MBWM CAPITAL TRUST I

Ladies and Gentlemen:

         We have acted as special counsel to Mercantile Bank Corporation ("Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about August 2, 1999 of a Form SB-2 Registration Statement (the "Registration Statement"). The Registration Statement relates to the offer for sale of up to 1,600,000 Cumulative Preferred Securities (the "Preferred Securities") of MBWM Capital Trust I (the "Trust"), a statutory business trust formed by the Company under the laws of the State of Delaware, and the Junior Subordinated Debentures to be issued by the Company to the Trust in connection with the sale of the Preferred Securities.

         This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Preferred Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein are used as described in the Registration Statement. The consequences described herein are not applicable to investors who may be subject to special tax treatment, such as financial institutions, banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, individual retirement and certain tax deferred accounts, non-United States Persons or persons


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Mercantile Bank Corporation
MBWM Capital Trust I
August 2, 1999

that will hold the Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction. In addition, this opinion does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to an investor.

         We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the Trust was formed and will be maintained in compliance with the terms of the Trust Agreement and that the transactions related to the issuance of the Junior Subordinated Debentures and the Preferred Securities will be consummated in accordance with the terms and forms of the documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, the Trust and others. Should any of the above facts, circumstances, or assumptions be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.

         Based on the foregoing and the qualifications and limitations stated herein it is our opinion that:

         (1) The Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and as a result, each beneficial owner of Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

         (2) The summary contained in the portion of the Registration Statement titled "Material Federal Income Tax Consequences" accurately describes the material United States federal income tax consequences that may be relevant to the purchase and ownership of the Preferred Securities by an investor described in the third paragraph hereof.

         This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions. Consequently, future changes in the law, or administrative or judicial interpretations thereof, may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

         Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Preferred Securities, including, but not limited to, the tax


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Mercantile Bank Corporation
MBWM Capital Trust I
August 2, 1999


treatment of the proposed transactions under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinions, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws. Except as provided in the following paragraph, this opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written consent.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the captions "Material Federal Income Tax Consequences" and "Legal Matters." In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,



                                                     /s/DICKINSON WRIGHT PLLC


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